UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 29, 2005

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On April 29, 2005, Cleveland-Cliffs Inc (the "Company") entered into an Employment Agreement (the "Employment Agreement") with Joseph A. Carrabba, the newly appointed President and Chief Operating Officer of the Company. A brief description of the material terms and conditions of the Employment Agreement is contained in Item 5.02 of this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 3, 2005, Cleveland-Cliffs Inc (the "Company") announced in a press release (attached as Exhibit 99a) that Mr. Joseph A. Carrabba, 52, had accepted the position of President and Chief Operating Officer of the Company. With the appointment of Mr. Carrabba as President and Chief Operating Officer, the current title for John S. Brinzo, Chairman, President and Chief Executive Officer, will become Chairman and Chief Executive Officer. Mr. Carrabba accepted the Company’s offer on April 29, 2005. Mr. Carrabba will begin his employment in late May.

Mr. Carrabba has had a mining career spanning over 30 years, of which has been spent in open pit mining operations and general management roles. Mr. Carrabba has been employed by the Rio Tinto Group of Melbourne, Australia since 1983. Mr. Carrabba was General Manager of Weipa Bauxite Operation Comalco Aluminum in North Queensland, Australia from 2000 to 2003, an 11 million ton aluminum mining operation, where he was heavily involved with process improvement. Since 2003, Mr. Carrabba was President and Chief Operating Officer of Diavik Diamond Mines, Inc. in Yellowknife, Northwest Territory, Canada, a subsidiary of Rio Tinto. Diavik Diamond Mines was newly commissioned in 2003 as a project with a start-up cost of approximately C$1.3 billion.

Mr. Carrabba has no previous affiliation with the Company or any of its subsidiaries. He has no familial or business relationships with any of the current officers or Directors of the Company.

Under the terms of the Employment Agreement Mr. Carrabba will receive the following:

An annual base salary of $450,000;

A signing bonus of $250,000;

Mr. Carrabba will be eligible to participate in the Company’s Management Performance Incentive Plan with no proration of bonus for 2005. The target cash bonus for 2005 is $225,000 with a minimum payout of 100 percent of target in 2006;

Mr. Carrabba will receive a grant of 3,800 shares of restricted stock, with one-third of the grant vesting on each subsequent anniversary of the date of grant for three years;

Mr. Carrabba will be eligible to participate in the Company’s Long-Term Equity Incentive Plan beginning January 1, 2005 through December 31, 2007 and will receive an award of 3,230 Performance Shares and 570 Retention Units under such plan; and

Mr. Carrabba will be eligible to participate in the Company’s Supplemental Employee Retirement Plan and will be given an initial credit of $1,000,000 to his cash balance account as of his first day of employment with the Company.

The Company will also enter into a Change of Control severance agreement with Mr. Carrabba providing for a severence payment of three years compensation (base salary plus target bonus) in the event his position is eliminated or substantially diminished following a change of control.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99(a) Cleveland-Cliffs Inc published a news release dated May 3, 2005 captioned " Mining Industry Veteran Joseph A. Carrabba Joins Cleveland-Cliffs as President and Chief Operating Officer" as filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

May 5, 2005	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.a	Cleveland-Cliffs Inc published a news release dated May 3, 2005 captioned "Mining Industry Veteran Joseph A. Carrabba Joins Cleveland-Cliffs as President and Chief Operating Officer"